Exhibit 99.2

Revised Consolidated Financial Statements and Accompanying Footnotes

CONSOLIDATED STATEMENTS OF EARNINGS

Amounts in millions except per share amounts; Years ended June 30	2008	2007	2006
NET SALES	$81,748	$74,832	$66,724
Cost of products sold	39,536	35,659	32,175
Selling, general and administrative expense	25,575	24,170	21,633

OPERATING INCOME	16,637	15,003	12,916

Interest expense	1,467	1,304	1,119
Other non-operating income, net	462	565	283

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	15,632	14,264	12,080

Income taxes on continuing operations	3,834	4,201	3,602

NET EARNINGS FROM CONTINUING OPERATIONS	$11,798	$10,063	$8,478

NET EARNINGS FROM DISCONTINUED OPERATIONS	$277	$277	$206

NET EARNINGS	$12,075	$10,340	$8,684

BASIC NET EARNINGS PER COMMON SHARE:
Earnings from continuing operations	$3.77	$3.13	$2.72
Earnings from discontinued operations	$0.09	$0.09	$0.07

BASIC NET EARNINGS PER COMMON SHARE	$3.86	$3.22	$2.79

DILUTED NET EARNINGS PER COMMON SHARE:
Earnings from continuing operations	$3.56	$2.96	$2.58
Earnings from discontinued operations	$0.08	$0.08	$0.06

DILUTED NET EARNINGS PER COMMON SHARE	$3.64	$3.04	$2.64

DIVIDENDS PER COMMON SHARE	$1.45	$1.28	$1.15

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

Amounts in millions; June 30	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,313	$5,354
Accounts receivable	6,761	6,629
Inventories
Materials and supplies	2,262	1,590
Work in process	765	444
Finished goods	5,389	4,785

Total inventories	8,416	6,819
Deferred income taxes	2,012	1,727
Prepaid expenses and other current assets	4,013	3,502

TOTAL CURRENT ASSETS	24,515	24,031
PROPERTY, PLANT AND EQUIPMENT
Buildings	7,052	6,380
Machinery and equipment	30,145	27,492
Land	889	849

Total property, plant and equipment	38,086	34,721
Accumulated depreciation	(17,446)	(15,181)

NET PROPERTY, PLANT AND EQUIPMENT	20,640	19,540
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill	59,767	56,552
Trademarks and other intangible assets, net	34,233	33,626

NET GOODWILL AND OTHER INTANGIBLE ASSETS	94,000	90,178
OTHER NONCURRENT ASSETS	4,837	4,265

TOTAL ASSETS	$143,992	$138,014

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

Amounts in millions; June 30	2008	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,775	$5,710
Accrued and other liabilities	10,154	9,586
Taxes payable	945	3,382
Debt due within one year	13,084	12,039

TOTAL CURRENT LIABILITIES	30,958	30,717
LONG-TERM DEBT	23,581	23,375
DEFERRED INCOME TAXES	11,805	12,015
OTHER NONCURRENT LIABILITIES	8,154	5,147

TOTAL LIABILITIES	74,498	71,254

SHAREHOLDERS’ EQUITY
Convertible Class A preferred stock, stated value $1 per share (600 shares authorized)	1,366	1,406
Non-Voting Class B preferred stock, stated value $1 per share (200 shares authorized)	—	—
Common stock, stated value $1 per share (10,000 shares authorized; shares issued: 2008 - 4,001.8, 2007 - 3,989.7)	4,002	3,990
Additional paid-in capital	60,307	59,030
Reserve for ESOP debt retirement	(1,325)	(1,308)
Accumulated other comprehensive income	3,746	617
Treasury stock, at cost (shares held: 2008 - 969.1, 2007 - 857.8)	(47,588)	(38,772)
Retained earnings	48,986	41,797

TOTAL SHAREHOLDERS’ EQUITY	69,494	66,760

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$143,992	$138,014

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Dollars in millions/ Shares in thousands	Common Shares Outstanding	Common Stock	Preferred Stock	Additional Paid-In Capital	Reserve for ESOP Debt Retirement	Accumulated Other Comprehensive Income	Treasury Stock	Retained Earnings	Total
BALANCE JUNE 30, 2005	2,472,934	$2,977	$1,483	$3,030	$(1,259)	$(1,566)	$(17,194)	$31,004	$18,475

Net earnings								8,684	8,684
Other comprehensive income:
Financial statement translation						1,316			1,316
Net investment hedges, net of $472 tax						(786)			(786)
Other, net of tax benefits						518			518

Total comprehensive income									$9,732

Dividends to shareholders:
Common								(3,555)	(3,555)
Preferred, net of tax benefits								(148)	(148)
Treasury stock purchases	(297,132)			(9)			(16,821)		(16,830)
Employee plan issuances	36,763	16		1,308			887	(319)	1,892
Preferred stock conversions	3,788		(32)	5			27		—
Gillette acquisition	962,488	983		53,522			(1,134)		53,371
ESOP debt impacts					(29)				(29)

BALANCE JUNE 30, 2006	3,178,841	3,976	1,451	57,856	(1,288)	(518)	(34,235)	35,666	62,908

Net earnings								10,340	10,340
Other comprehensive income:
Financial statement translation						2,419			2,419
Net investment hedges, net of $488 tax						(835)			(835)
Other, net of tax benefits						(116)			(116)

Total comprehensive income									$11,808

Adjustment to initially apply SFAS 158, net of tax						(333)			(333)
Dividends to shareholders:
Common								(4,048)	(4,048)
Preferred, net of tax benefits								(161)	(161)
Treasury stock purchases	(89,829)						(5,578)		(5,578)
Employee plan issuances	37,824	14		1,167			1,003		2,184
Preferred stock conversions	5,110		(45)	7			38		—
ESOP debt impacts					(20)				(20)

BALANCE JUNE 30, 2007	3,131,946	3,990	1,406	59,030	(1,308)	617	(38,772)	41,797	66,760

Net earnings								12,075	12,075
Other comprehensive income:
Financial statement translation						6,543			6,543
Net investment hedges, net of $1,719 tax						(2,951)			(2,951)
Other, net of tax benefits						(463)			(463)

Total comprehensive income									$15,204

Cumulative impact for adoption of FIN 48								(232)	(232)
Dividends to shareholders:
Common								(4,479)	(4,479)
Preferred, net of tax benefits								(176)	(176)
Treasury stock purchases	(148,121)						(10,047)		(10,047)
Employee plan issuances	43,910	12		1,272			1,196		2,480
Preferred stock conversions	4,982		(40)	5			35		—
ESOP debt impacts					(17)			1	(16)

BALANCE JUNE 30, 2008	3,032,717	$4,002	$1,366	$60,307	$(1,325)	$3,746	$(47,588)	$48,986	$69,494

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions; Years ended June 30	2008	2007	2006
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$5,354	$6,693	$6,389

OPERATING ACTIVITIES
Net earnings	12,075	10,340	8,684
Depreciation and amortization	3,166	3,130	2,627
Share-based compensation expense	555	668	585
Deferred income taxes	1,214	253	(112)
Gain on sale of businesses	(284)	(153)	(75)
Change in accounts receivable	432	(729)	(524)
Change in inventories	(1,050)	(389)	383
Change in accounts payable, accrued and other liabilities	297	(278)	363
Change in other operating assets and liabilities	(1,270)	(151)	(566)
Other	(127)	719	7

TOTAL OPERATING ACTIVITIES	15,008	13,410	11,372

INVESTING ACTIVITIES
Capital expenditures	(3,046)	(2,945)	(2,667)
Proceeds from asset sales	928	281	882
Acquisitions, net of cash acquired	(381)	(492)	171
Change in investments	(50)	673	884

TOTAL INVESTING ACTIVITIES	(2,549)	(2,483)	(730)

FINANCING ACTIVITIES
Dividends to shareholders	(4,655)	(4,209)	(3,703)
Change in short-term debt	2,650	9,006	(8,624)
Additions to long-term debt	7,088	4,758	22,545
Reductions of long-term debt	(11,747)	(17,929)	(5,282)
Treasury stock purchases	(10,047)	(5,578)	(16,830)
Impact of stock options and other	1,867	1,499	1,319

TOTAL FINANCING ACTIVITIES	(14,844)	(12,453)	(10,575)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	344	187	237

CHANGE IN CASH AND CASH EQUIVALENTS	(2,041)	(1,339)	304

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,313	$5,354	$6,693

SUPPLEMENTAL DISCLOSURE
Cash payments for:
Interest	$1,373	$1,330	$1,045
Income taxes	3,499	4,116	2,869
Assets acquired through non-cash capital leases	13	41	363
Gillette acquisition funded by share issuance	—	—	53,371

See accompanying Notes to Consolidated Financial Statements.

Certain amounts were reclassified in the Consolidated Statements of Cash Flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Procter & Gamble Company’s (the “Company,” “we” or “us”) business is focused on providing branded consumer goods products of superior quality and value. Our products are sold in more than 180 countries primarily through retail operations including mass merchandisers, grocery stores, membership club stores, drug stores, department stores, salons and high-frequency stores. We have on-the-ground operations in approximately 80 countries.

Basis of Presentation

The Consolidated Financial Statements include The Procter & Gamble Company and its controlled subsidiaries. Intercompany transactions are eliminated.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, pensions, post-employment benefits, stock options, valuation of acquired intangible assets, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and long-lived assets, deferred tax assets, uncertain income tax positions and contingencies. Actual results may ultimately differ from estimates, although management does not believe such differences would materially affect the financial statements in any individual year.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. Most revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the list price to the customer. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued and other liabilities line item in the Consolidated Balance Sheets.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Selling, General and Administrative Expense

Selling, general and administrative (SG&A) expense is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $2,212 in 2008, $2,100 in 2007 and $2,060 in 2006. Advertising costs, charged to expense as incurred, include worldwide television, print, radio, internet and in-store advertising expenses and were $8,583 in 2008, $7,850 in 2007 and $7,045 in 2006. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, all of which are included in SG&A expense, as well as coupons and customer trade funds, which are recorded as reductions to net sales.

Other Non-Operating Income, Net

Other non-operating income, net, primarily includes divestiture gains and interest and investment income.

Currency Translation

Financial statements of operating subsidiaries outside the United States of America (U.S.) generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in other comprehensive income. Currency translation adjustments in accumulated other comprehensive income were gains of $9,484 and $2,941 at June 30, 2008 and 2007, respectively. For subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency. Remeasurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.

Cash Flow Presentation

The Statement of Cash Flows is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. The reconciliation adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net earnings. The adjustments also remove cash flows from operating activities arising from investing and financing activities, which are presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Realized gains and losses from non-qualifying derivative instruments used to hedge currency exposures resulting from intercompany financing transactions are also classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or other currency exposures are classified as operating activities. Cash payments related to income taxes are classified as operating activities.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Cash Equivalents

Highly liquid investments with remaining stated maturities of three months or less when purchased are considered cash equivalents and recorded at cost.

Investments

Investment securities consist of readily marketable debt and equity securities. Unrealized gains or losses are charged to earnings for investments classified as trading and to shareholders’ equity for investments classified as available-for-sale. Auction rate securities are classified as other noncurrent assets with unrealized losses charged to shareholders’ equity unless an impairment is judged to be other than temporary, in which case it is charged to earnings.

Investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions, are accounted for as equity method investments. Other investments that are not controlled, and over which we do not have the ability to exercise significant influence, are accounted for under the cost method.

Inventory Valuation

Inventories are valued at the lower of cost or market value. Product-related inventories are primarily maintained on the first-in, first-out method. Minor amounts of product inventories, including certain cosmetics and commodities, are maintained on the last-in, first-out method. The cost of spare part inventories is maintained using the average cost method.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill and Other Intangible Assets

We have a number of acquired brands that have been determined to have indefinite lives due to the nature of our business. We evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. When certain events or changes in operating conditions occur, an impairment assessment is performed and indefinite-lived brands may be adjusted to a determinable life.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Goodwill and indefinite-lived brands are not amortized, but are evaluated annually for impairment or when indicators of a potential impairment are present. Our impairment testing of goodwill is performed separately from our impairment testing of individual indefinite-lived intangibles. The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. We believe such assumptions are also comparable to those that would be used by other marketplace participants.

The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangibles with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships and other noncontractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 40 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments (including certain debt instruments, investment securities and derivatives) have been determined using market information and valuation methodologies, primarily discounted cash flow analysis. Changes in assumptions or estimation methods could affect the fair value estimates. However, we do not believe any such changes would have a material impact on our financial condition, results of operations or cash flows. Other financial instruments, including cash equivalents, other investments and short-term debt, are recorded at cost, which approximates fair value. The fair values of long-term debt and derivative instruments are disclosed in Note 5 and Note 6, respectively.

Reclassification

The Company has reclassified certain amounts in the Statements of Cash Flows. Realized gains and losses from non-qualifying derivative instruments used to hedge currency exposures resulting from intercompany financing transactions were reclassified from operating activities to financing activities, which is consistent with the use of the instruments and their related cash flows.

New Accounting Pronouncements and Policies

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements.

ADOPTION OF FIN 48, “ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES – AN INTERPRETATION OF FASB STATEMENT NO. 109”

On July 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the financial statements for a position in accordance with FIN 48 and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

The adoption of FIN 48 resulted in a decrease to retained earnings as of July 1, 2007, of $232, which was reflected as a cumulative effect of a change in accounting principle, with a corresponding increase to the net liability for unrecognized tax benefits. The impact primarily reflects the accrual of additional statutory interest and penalties as required by FIN 48, partially offset by adjustments to existing unrecognized tax benefits to comply with FIN 48 measurement principles. The implementation of FIN 48 also resulted in a reduction in our net tax liabilities for uncertain tax positions related to prior acquisitions accounted for under purchase accounting, resulting in an $80 decrease to goodwill. Additionally, the Company historically classified unrecognized tax benefits in current taxes payable. As a result of the adoption of FIN 48, unrecognized tax benefits not expected to be paid in the next 12 months were reclassified to other noncurrent liabilities on a prospective basis.

The total amount of unrecognized tax benefits as of the adoption of FIN 48 at July 1, 2007, was $2,971, excluding any related accruals for interest and penalties. Included in this total was $1,893 that, if recognized, would impact the effective tax rate in future periods. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties as of July 1, 2007, were $589 and $128, respectively, on an after-tax basis. Refer to Note 10 for additional information regarding uncertain tax positions and related activity in the current year.

ADOPTION OF FASB STANDARD 158, “EMPLOYERS’ ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS-AN AMENDMENT OF FASB STATEMENTS NO. 87, 88, 106, AND 132(R)”

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158). SFAS 158 requires companies to recognize the over-funded and under-funded status of defined benefit pension and other postretirement plans as assets or liabilities on their balance sheets. In addition, changes in the funded status must be recognized through other comprehensive income in shareholders’ equity in the year in which the changes occur. We adopted SFAS 158 on June 30, 2007. In accordance with the transition rules in SFAS 158, this standard was adopted on a prospective basis. The adoption of SFAS 158 resulted in an adjustment to our balance sheet, but had no impact on our net earnings or cash flow, nor did it impact any debt covenants. SFAS 158 had no impact on our measurement date, which continues to be as of our fiscal year-end. Refer to Note 9 for additional information regarding our pension and postretirement plans.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

The following table reflects the effect of the adoption of SFAS 158 on our Consolidated Balance Sheets:

As of June 30, 2007	Before Application of SFAS 158	SFAS 158 Adjustments	After Application of SFAS 158
Other noncurrent assets	$4,432	$(167)	$4,265

TOTAL ASSETS	138,181	(167)	138,014

Deferred income taxes	12,214	(199)	12,015
Other noncurrent liabilities	4,782	365	5,147

TOTAL LIABILITIES	71,088	166	71,254

Accumulated other comprehensive income	950	(333)	617

TOTAL SHAREHOLDERS’ EQUITY	67,093	(333)	66,760

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	138,181	(167)	138,014

FASB STANDARDS 141(R), “BUSINESS COMBINATIONS,” AND 160, “NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS-AN AMENDMENT OF ARB NO. 51”

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations,” (SFAS 141(R)) and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (SFAS 160). SFAS 141(R) and SFAS 160 revise the method of accounting for a number of aspects of business combinations and noncontrolling interests, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the impacts of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests) and post acquisition exit activities of acquired businesses. SFAS 141(R) and SFAS 160 will be effective for the Company during our fiscal year beginning July 1, 2009. The Company believes that the adoption of SFAS 141(R) and SFAS 160 will not have a material effect on its financial position, results of operations or cash flows.

FASB STANDARD 157, “FAIR VALUE MEASUREMENTS”

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157, as amended, is effective for the Company beginning July 1, 2008, for certain financial assets and liabilities and beginning July 1, 2009, for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis. The Company believes that the adoption of SFAS 157 will not have a material effect on its financial position, results of operations or cash flows.

FASB STANDARD 161, “DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-AN AMENDMENT OF FASB STATEMENT NO. 133”

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-An Amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 impacts disclosures only and will provide additional qualitative and quantitative information on the use of derivatives and their impact on an entity’s financial position, results of operations and cash flows. SFAS 161 will be effective for the Company beginning January 1, 2009.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 2 ACQUISITIONS

Gillette Acquisition

On October 1, 2005, we completed our acquisition of The Gillette Company. Pursuant to the acquisition agreement, which provided for the exchange of 0.975 shares of The Procter & Gamble Company common stock, on a tax-free basis, for each share of The Gillette Company, we issued 962 million shares of The Procter & Gamble Company common stock. The value of these shares was determined using the average Company stock prices beginning two days before and ending two days after January 28, 2005, the date the acquisition was announced. We also issued 79 million stock options in exchange for Gillette’s outstanding stock options. Under the purchase method of accounting, the total consideration was approximately $53.4 billion including common stock, the fair value of vested stock options and acquisition costs. This acquisition ultimately resulted in a new Grooming reportable segment. The Gillette oral care, batteries and personal care businesses were subsumed within the Health Care, Fabric Care and Home Care, and Beauty reportable segments, respectively. The operating results of the Gillette businesses are reported in our financial statements beginning October 1, 2005.

The Gillette Company was a market leader in several global product categories including blades and razors, oral care and batteries. Total sales for Gillette during its most recent pre-acquisition year ended December 31, 2004, were $10.5 billion.

In order to obtain regulatory approval of the transaction, we were required to divest certain overlapping businesses. We completed the divestiture of the Spinbrush toothbrush business, Rembrandt (a Gillette oral care product line), Right Guard and other Gillette deodorant brands during the fiscal year ended June 30, 2006.

In connection with this acquisition, we also announced a share buyback plan, which we completed in July 2006, under which we acquired $20.1 billion of Company common shares either through the open market or from private transactions.

In conjunction with the acquisition of The Gillette Company, we recognized an assumed liability for Gillette exit costs of $1.2 billion, including $854 in separation costs related to approximately 5,500 people, $55 in employee relocation costs and $320 in other exit costs. These costs are primarily related to the elimination of selling, general and administrative overlap between the two companies in areas like Global Business Services, corporate staff and go-to-market support, as well as redundant manufacturing capacity. These activities are substantially complete as of June 30, 2008. Total integration plan charges against the assumed liability were $286, $438 and $204 for the years ended June 2008, 2007 and 2006, respectively. A total of $121 of the liability was reversed, which resulted in a reduction to goodwill during the year ended June 30, 2008, related to underspending on a number of projects that were concluded during the period.

Other minor business purchases and intangible asset acquisitions totaled $418, $540 and $395 in 2008, 2007 and 2006, respectively.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 3 GOODWILL AND INTANGIBLE ASSETS

The change in the net carrying amount of goodwill by Global Business Unit (GBU) was as follows:

	2008	2007
BEAUTY GBU
Beauty, beginning of year	$15,359	$14,968
Acquisitions and divestitures	187	(18)
Translation and other	1,357	409

GOODWILL, JUNE 30, 2008	16,903	15,359
Grooming, beginning of year	24,211	23,586
Acquisitions and divestitures	(269)	289
Translation and other	1,370	336

GOODWILL, JUNE 30, 2008	25,312	24,211
HEALTH & WELL-BEING GBU
Health Care, beginning of year	8,482	8,387
Acquisitions and divestitures	(59)	5
Translation and other	327	90

GOODWILL, JUNE 30, 2008	8,750	8,482
Snacks and Pet Care, beginning of year	2,407	2,396
Acquisitions and divestitures	(5)	5
Translation and other	32	6

GOODWILL, JUNE 30, 2008	2,434	2,407
HOUSEHOLD CARE GBU
Fabric Care and Home Care, beginning of year	4,470	4,406
Acquisitions and divestitures	(43)	(8)
Translation and other	228	72

GOODWILL, JUNE 30, 2008	4,655	4,470
Baby Care and Family Care, beginning of year	1,623	1,563
Acquisitions and divestitures	(34)	9
Translation and other	124	51

GOODWILL, JUNE 30, 2008	1,713	1,623
GOODWILL, NET, beginning of year	56,552	55,306
Acquisitions and divestitures	(223)	282
Translation and other	3,438	964

GOODWILL, JUNE 30, 2008	59,767	56,552

The increase in goodwill from June 30, 2007, is primarily due to currency translation.

The Snacks and Pet Care reportable segment includes goodwill attributed to our coffee business.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Identifiable intangible assets were comprised of:

	2008		2007
June 30	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
INTANGIBLE ASSETS WITH DETERMINABLE LIVES
Brands	$3,564	$1,032	$3,317	$710
Patents and technology	3,188	1,077	3,135	776
Customer relationships	1,947	353	1,738	237
Other	333	209	377	188

TOTAL	9,032	2,671	8,567	1,911

BRANDS WITH INDEFINITE LIVES	27,872	—	26,970	—

TOTAL	36,904	2,671	35,537	1,911

The amortization of intangible assets for the years ended June 30, 2008, 2007 and 2006 was $649, $640 and $587, respectively. Estimated amortization expense over the next five years is as follows: 2009 - $626; 2010 - $599; 2011 - $549; 2012 - $512; and 2013 - $489. Such estimates do not reflect the impact of future foreign exchange rate changes.

NOTE 4 SUPPLEMENTAL FINANCIAL INFORMATION

Selected components of current and noncurrent liabilities were as follows:

June 30	2008	2007
ACCRUED AND OTHER LIABILITIES - CURRENT
Marketing and promotion	$2,760	$2,538
Compensation expenses	1,527	1,390
Accrued Gillette exit costs	257	608
Other	5,610	5,050

TOTAL	10,154	9,586

OTHER NONCURRENT LIABILITIES
Pension benefits	$3,146	$2,898
Other postretirement benefits	512	503
Noncurrent FIN 48 liability	3,075	—
Other	1,421	1,746

TOTAL	8,154	5,147

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 5 SHORT-TERM AND LONG-TERM DEBT

June 30	2008	2007
SHORT-TERM DEBT
Current portion of long-term debt	$1,746	$2,544
Commercial paper	9,748	9,410
Floating rate note due February 2009	1,500	—
Other	90	85

TOTAL	13,084	12,039

The weighted average short-term interest rates were 2.7% and 5.0% as of June 30, 2008 and 2007, respectively, including the effects of interest rate swaps discussed in Note 6.

June 30	2008	2007
LONG-TERM DEBT
4.30% USD note due August 2008	$500	$500
3.50% USD note due December 2008	650	650
Floating rate note due July 2009	1,750	—
Floating rate note due August 2009	1,500	—
6.88% USD note due September 2009	1,000	1,000
4.88% EUR note due October 2011	1,573	—
3.38% EUR note due December 2012	2,203	1,882
4.50% EUR note due May 2014	2,360	2,016
4.95% USD note due August 2014	900	900
4.85% USD note due December 2015	700	700
5.13% EUR note due October 2017	1,731	—
4.13% EUR note due December 2020	944	806
9.36% ESOP debentures due 2008-2021 (1)	934	968
4.88% EUR note due May 2027	1,573	1,344
6.25% GBP note due January 2030	993	1,001
5.50% USD note due February 2034	500	500
5.80% USD note due August 2034	600	600
5.55% USD note due March 2037	1,400	1,400
Capital lease obligations	407	628
All other long-term debt	3,109	11,024
Current portion of long-term debt	(1,746)	(2,544)

TOTAL	23,581	23,375

(1)	Debt issued by the ESOP is guaranteed by the Company and must be recorded as debt of the Company as discussed in Note 9.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Long-term weighted average interest rates were 4.5% and 3.3% as of June 30, 2008 and 2007, respectively, including the effects of interest rate swaps and net investment hedges discussed in Note 6.

The fair value of the long-term debt was $23,276 and $23,122 at June 30, 2008 and 2007, respectively. Long-term debt maturities during the next five years are as follows: 2009 - $1,746; 2010 - $5,508; 2011 - $43; 2012 - $1,643; and 2013 - $2,240.

The Procter & Gamble Company fully and unconditionally guarantees the registered debt and securities issued by its 100% owned finance subsidiaries.

NOTE 6 RISK MANAGEMENT ACTIVITIES

As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. To manage the volatility related to these exposures, we evaluate exposures on a consolidated basis to take advantage of logical exposure netting and correlation. For the remaining exposures, we enter into various financial transactions, which we account for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The utilization of these financial transactions is governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices. We do not hold or issue derivative financial instruments for speculative trading purposes.

At inception, we formally designate and document qualifying instruments as hedges of underlying exposures. We formally assess, both at inception and at least quarterly on an ongoing basis, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the fair value or cash flows of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. Any ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings.

Credit Risk

We have counterparty credit guidelines and normally enter into transactions with investment grade financial institutions. Counterparty exposures are monitored daily and downgrades in credit rating are reviewed on a timely basis. Credit risk arising from the inability of a counterparty to meet the terms of our financial instrument contracts generally is limited to the amounts, if any, by which the counterparty’s obligations exceed our obligations to the counterparty. We have not incurred and do not expect to incur material credit losses on our risk management or other financial instruments.

Interest Rate Management

Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps in which we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Interest rate swaps that meet specific criteria under SFAS 133 are accounted for as fair value and cash flow hedges. There were no fair value hedging instruments at June 30, 2008, or June 30, 2007. For cash flow hedges, the effective portion of the changes in fair value of the hedging instrument is reported in other comprehensive income (OCI) and reclassified into interest expense over the life of the underlying debt. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings. The fair value of these cash flow hedging instruments was a liability of $17 and an asset of $53 at June 30, 2008 and 2007, respectively. During the next 12 months, $4 of the June 30, 2008 OCI balance will be reclassified to earnings consistent with the timing of the underlying hedged transactions.

Foreign Currency Management

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. The purpose of our foreign currency hedging program is to reduce the risk caused by short-term changes in exchange rates.

To manage this exchange rate risk, we primarily utilize forward contracts and options with maturities of less than 18 months and currency swaps with maturities up to five years. These instruments are intended to offset the effect of exchange rate fluctuations on forecasted sales, inventory purchases, intercompany royalties and intercompany loans denominated in foreign currencies and are therefore accounted for as cash flow hedges. The fair value of these instruments at June 30, 2008 and 2007, was $4 and $34 in assets and $37 and $2 in liabilities, respectively. The effective portion of the changes in fair value of these instruments is reported in OCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.

Certain instruments used to manage foreign exchange exposure of intercompany financing transactions, income from international operations and other balance sheet items subject to revaluation do not meet the requirements for hedge accounting treatment. In these cases, the change in value of the instruments is designed to offset the foreign currency impact of the related exposure. The fair value of these instruments at June 30, 2008 and 2007, was $190 and $110 in assets and $33 and $78 in liabilities, respectively. The change in value of these instruments is immediately recognized in earnings. The net impact of such instruments, included in selling, general and administrative expense, was $1,397, $56 and $87 of gains in 2008, 2007 and 2006, respectively, which substantially offset foreign currency transaction and translation losses of the exposures being hedged.

Net Investment Hedging

We hedge certain net investment positions in major foreign subsidiaries. To accomplish this, we either borrow directly in foreign currency and designate all or a portion of foreign currency debt as a hedge of the applicable net investment position or enter into foreign currency swaps that are designated as hedges of our related foreign net investments. Under SFAS 133, changes in the fair value of these instruments are immediately recognized in OCI to offset the change in the value of the net investment being hedged. Currency effects of these hedges reflected in OCI were after-tax losses of $2,951 and $835 in 2008 and 2007, respectively. Accumulated net balances were $5,023 and $2,072 after-tax losses as of June 30, 2008 and 2007, respectively.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Commodity Price Management

Certain raw materials utilized in our products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to anticipated purchases of certain of these materials, we use futures and options with maturities generally less than one year and swap contracts with maturities up to five years. These market instruments generally are designated as cash flow hedges under SFAS 133. The effective portion of the changes in fair value for these instruments is reported in OCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. The ineffective and non-qualifying portions, which are not material for any year presented, are immediately recognized in earnings. The fair value of these cash flow hedging instruments was an asset of $229 and $70 at June 30, 2008 and 2007, respectively. During the next 12 months, $126 of the June 30, 2008 OCI balance will be reclassified to earnings consistent with the timing of the underlying hedged transactions.

Insurance

The Company purchases limited discretionary insurance to cover catastrophic property damage, business interruption and liability risk of loss exposures. Deductibles and loss sharing will likely increase over time, recognizing the Company’s ability to cost-effectively fund losses from internal cash flow generation and access to capital markets.

NOTE 7 EARNINGS PER SHARE

Net earnings less preferred dividends (net of related tax benefits) are divided by the weighted average number of common shares outstanding during the year to calculate basic net earnings per common share. Diluted net earnings per common share are calculated to give effect to stock options and other stock-based awards (see Note 8) and assume conversion of preferred stock (see Note 9).

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Net earnings and common shares used to calculate basic and diluted net earnings per share were as follows:

Years ended June 30	2008	2007	2006
NET EARNINGS FROM CONTINUING OPERATIONS	$11,798	$10,063	$8,478
Preferred dividends, net of tax benefit	(176)	(161)	(148)

NET EARNINGS FROM CONTINUING OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS	11,622	9,902	8,330

Preferred dividends, net of tax benefit	176	161	148

DILUTED NET EARNINGS FROM CONTINUING OPERATIONS	11,798	10,063	8,478

Net earnings from discontinued operations	277	277	206

NET EARNINGS	12,075	10,340	8,684

Shares in millions; Years ended June 30	2008	2007	2006
Basic weighted average common shares outstanding	3,080.8	3,159.0	3,054.9
Effect of dilutive securities
Conversion of preferred shares (1)	144.2	149.6	154.1
Exercise of stock options and other unvested equity awards (2)	91.8	90.0	76.9

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	3,316.8	3,398.6	3,285.9

(1)	Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs pursuant to the repayment of the ESOPs’ obligations through 2035.

(2)	Approximately 40 million in 2008, 41 million in 2007 and 44 million in 2006 of the Company’s outstanding stock options were not included in the diluted net earnings per share calculation because to do so would have been antidilutive (i.e., the total proceeds upon exercise would have exceeded the market value of the underlying common shares).

NOTE 8 STOCK-BASED COMPENSATION

We have stock-based compensation plans under which we annually grant stock option and restricted stock awards to key managers and directors. Exercise prices on options granted have been and continue to be set equal to the market price of the underlying shares on the date of the grant. The key manager stock option awards granted since September 2002 are vested after three years and have a 10-year life. The key manager stock option awards granted from July 1998 through August 2002 vested after three years and have a 15-year life. Beginning in 2008, key managers were given the alternative to elect up to 50% of the value of their option award in restricted stock units (RSUs). Key manager RSUs are vested and settled in shares of common stock five years from the grant date. The awards provided to the Company’s directors are in the form of restricted stock and RSUs. In addition to our key manager and director grants, we make other minor stock options and RSU grants to employees for which the terms are not substantially different.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

A total of 229 million shares of common stock were authorized for issuance under stock-based compensation plans approved by shareholders in 2001 and 2003, of which 50 million remain available for grant. An additional 20 million shares of common stock available for issuance under a plan approved by Gillette shareholders in 2004 were assumed by the Company in conjunction with the acquisition of The Gillette Company in October 2005. A total of 12 million of these shares remain available for grant under this plan. There were also 5 million shares available for grant under the Future Shares Plan approved by the Board of Directors 1997. This plan was terminated in October 2007.

Total stock-based compensation expense for stock option grants was $522, $612 and $526 for 2008, 2007 and 2006, respectively. The total income tax benefit recognized in the income statement for these stock-based compensation arrangements was $141, $163 and $140 for 2008, 2007 and 2006, respectively. Total compensation cost for restricted stock, restricted stock units and other stock-based grants, was $33, $56 and $59 in 2008, 2007 and 2006, respectively.

In calculating the compensation expense for options granted, we utilize a binomial lattice-based model for the valuation of stock option grants. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2008	2007	2006
Interest rate	1.3%-3.8%	4.3%-4.8%	4.5%-4.7%
Weighted average interest rate	3.4%	4.5%	4.6%
Dividend yield	1.9%	1.9%	1.9%
Expected volatility	19%-25%	16%-20%	15%-20%
Weighted average volatility	20%	19%	19%

Expected life in years	8.3	8.7	8.7

Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

A summary of options outstanding under the plans as of June 30, 2008, and activity during the year then ended is presented below:

Options in thousands	Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life in Years	Aggregate Intrinsic Value (in millions)
Outstanding, beginning of year	355,006	$46.10
Granted	28,345	66.33
Exercised	(43,413)	42.32
Canceled	(2,761)	51.29

OUTSTANDING, END OF YEAR	337,177	48.25	6.8	$4,474

EXERCISABLE	244,533	42.63	6.1	4,447

The weighted average grant-date fair value of options granted was $15.91, $17.29 and $16.30 per share in 2008, 2007 and 2006, respectively. The total intrinsic value of options exercised was $1,129, $894 and $815 in 2008, 2007 and 2006, respectively. The total grant-date fair value of options that vested during 2008, 2007 and 2006 was $532, $552 and $388, respectively. We have no specific policy to repurchase common shares to mitigate the dilutive impact of options; however, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to satisfy stock option exercise activity.

At June 30, 2008, there was $565 of compensation cost that has not yet been recognized related to stock awards. That cost is expected to be recognized over a remaining weighted average period of 1.9 years.

Cash received from options exercised was $1,837, $1,422 and $1,229 in 2008, 2007 and 2006, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $318, $265 and $242 in 2008, 2007 and 2006, respectively.

NOTE 9 POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN

We offer various postretirement benefits to our employees.

Defined Contribution Retirement Plans

We have defined contribution plans which cover the majority of our U.S. employees, as well as employees in certain other countries. These plans are fully funded. We generally make contributions to participants’ accounts based on individual base salaries and years of service. The primary U.S. defined contribution plan (the U.S. DC plan) comprises the majority of the balances and expense for the Company’s defined contribution plans. For the U.S. DC plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in 2008, 2007 and 2006.

We maintain The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to provide a portion of the funding for the U.S. DC plan, as well as other retiree benefits. Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares allocated to participants reduces our cash contribution required to fund the U.S. DC plan. Total defined contribution expense was $290, $273, and $249 in 2008, 2007 and 2006, respectively.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Defined Benefit Retirement Plans and Other Retiree Benefits

We offer defined benefit retirement pension plans to certain employees. These benefits relate primarily to local plans outside the U.S., and to a lesser extent, plans assumed in the Gillette acquisition covering U.S. employees. These acquired Gillette plans were frozen effective January 1, 2008.

We also provide certain other retiree benefits, primarily health care and life insurance, for the majority of our U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits are primarily funded by ESOP Series B shares, as well as certain other assets contributed by the Company.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Obligation and Funded Status. We use a June 30 measurement date for our defined benefit retirement plans and other retiree benefit plans. The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans:

	Pension Benefits (1)		Other Retiree Benefits (2)
Years ended June 30	2008	2007	2008	2007
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (3)	$9,819	$9,244	$3,558	$3,286
Service cost	263	279	95	85
Interest cost	539	476	226	206
Participants’ contributions	14	19	58	55
Amendments	52	24	(11)	12
Actuarial (gain) loss	(655)	1	(232)	80
Acquisitions (divestitures)	(7)	(8)	2	—
Curtailments and settlements	(68)	(163)	(3)	(1)
Special termination benefits	1	1	2	2
Currency translation and other	642	431	67	35
Benefit payments	(505)	(485)	(209)	(202)

BENEFIT OBLIGATION AT END OF YEAR (3)	10,095	9,819	3,553	3,558

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	7,350	6,203	3,390	3,091
Actual return on plan assets	(459)	736	(29)	429
Acquisitions (divestitures)	—	(2)	—	—
Employer contributions	507	565	21	30
Participants’ contributions	14	19	58	55
Currency translation and other	318	314	1	1
ESOP debt impacts (4)	—	—	(7)	(14)
Benefit payments	(505)	(485)	(209)	(202)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	7,225	7,350	3,225	3,390

FUNDED STATUS	(2,870)	(2,469)	(328)	(168)

(1)	Primarily non-U.S.-based defined benefit retirement plans.

(2)	Primarily U.S.-based other postretirement benefit plans.

(3)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

(4)	Represents increases in the ESOP’s debt, which is netted against plan assets for Other Retiree Benefits.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2008	2007	2008	2007
CLASSIFICATION OF NET AMOUNT RECOGNIZED
Noncurrent assets	$321	$469	$200	$347
Current liability	(45)	(40)	(16)	(12)
Noncurrent liability	(3,146)	(2,898)	(512)	(503)

NET AMOUNT RECOGNIZED	(2,870)	(2,469)	(328)	(168)

AMOUNTS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss	715	379	578	337
Prior service cost (credit)	213	172	(175)	(185)

NET AMOUNTS RECOGNIZED IN AOCI	928	551	403	152

CHANGE IN PLAN ASSETS AND BENEFIT OBLIGATIONS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss - current year	361	n/a	226	n/a
Prior service cost (credit) - current year	52	n/a	(11)	n/a
Amortization of net actuarial loss	(9)	n/a	(7)	n/a
Amortization of prior service (cost) / credit	(14)	n/a	21	n/a
Settlement / Curtailment cost	(32)	n/a	(2)	n/a
Currency translation and other	19	n/a	24	n/a

TOTAL CHANGE IN AOCI	377		251

NET AMOUNTS RECOGNIZED IN PERIODIC BENEFIT COST AND AOCI	609		33

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, benefit payments are typically paid directly from the Company’s cash as they become due.

The accumulated benefit obligation for all defined benefit retirement pension plans was $8,750 and $8,611 at June 30, 2008 and June 30, 2007, respectively. Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consist of the following:

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets		Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
Years ended June 30	2008	2007	2008	2007
Projected benefit obligation	$5,277	$4,813	$7,987	$6,763
Accumulated benefit obligation	4,658	4,294	6,737	5,792
Fair value of plan assets	2,153	1,973	4,792	3,825

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

	Pension Benefits			Other Retiree Benefits
Years ended June 30	2008	2007	2006	2008	2007	2006
Service cost	$263	$279	$265	$95	$85	$97
Interest cost	539	476	383	226	206	179
Expected return on plan assets	(557)	(454)	(353)	(429)	(407)	(372)
Prior service cost (credit) amortization	14	13	7	(21)	(22)	(22)
Net actuarial loss amortization	9	45	76	7	2	6
Curtailment and settlement gain	(36)	(176)	(4)	(1)	(1)	—

GROSS BENEFIT COST (CREDIT)	232	183	374	(123)	(137)	(112)

Dividends on ESOP preferred stock	—	—	—	(95)	(85)	(78)

NET PERIODIC BENEFIT COST (CREDIT)	232	183	374	(218)	(222)	(190)

Pursuant to plan revisions adopted during 2007, Gillette’s U.S. defined benefit retirement pension plans were frozen effective January 1, 2008, at which time Gillette employees in the U.S. moved into the P&G defined contribution Profit Sharing Trust and Employee Stock Ownership Plan. This revision resulted in a $154 curtailment gain for the year ended June 30, 2007.

Amounts expected to be amortized from accumulated other comprehensive income into net period benefit cost during the year ending June 30, 2009, are as follows:

	Pension Benefits	Other Retiree Benefits
Net actuarial loss	$31	$4
Prior service cost (credit)	17	(23)

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Assumptions. We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted average assumptions for the defined benefit and other retiree benefit calculations, as well as assumed health care trend rates, were as follows:

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2008	2007	2008	2007
ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS (1)
Discount rate	6.3%	5.5%	6.9%	6.3%
Rate of compensation increase	3.7%	3.1%	—	—

ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST (2)
Discount rate	5.5%	5.2%	6.3%	6.3%
Expected return on plan assets	7.4%	7.2%	9.3%	9.3%
Rate of compensation increase	3.1%	3.0%	—	—

ASSUMED HEALTH CARE COST TREND RATES
Health care cost trend rates assumed for next year	—	—	8.6%	9.0%
Rate to which the health care cost trend rate is assumed to decline (ultimate trend rate)	—	—	5.1%	5.1%
Year that the rate reaches the ultimate trend rate	—	—	2015	2013

(1)	Determined as of end of year.

(2)	Determined as of beginning of year and adjusted for acquisitions.

Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit retirement plans, these include historical rates of return of broad equity and bond indices and projected long-term rates of return obtained from pension investment consultants. The expected long-term rates of return for plan assets are 8%-9% for equities and 5%-6% for bonds. For other retiree benefit plans, the expected long-term rate of return reflects the fact that the assets are comprised primarily of Company stock. The expected rate of return on Company stock is based on the long-term projected return of 9.5% and reflects the historical pattern of favorable returns.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost components	$60	$(46)
Effect on postretirement benefit obligation	505	(411)

Plan Assets. Our target asset allocation for the year ended June 30, 2008, and actual asset allocation by asset category as of June 30, 2008 and 2007, were as follows:

			Target Asset Allocation
Asset Category			Pension Benefits	Other Retiree Benefits
Equity securities (1)			48%	96%

Debt securities			52%	4%

TOTAL			100%	100%

	Asset Allocation at June 30
	Pension Benefits		Other Retireee Benefits
Asset Category	2008	2007	2008	2007
Equity securities (1)	45%	56%	96%	96%
Debt securities	50%	39%	4%	4%
Cash	3%	3%	—	—
Real estate	2%	2%	—	—

TOTAL	100%	100%	100%	100%

(1)	Equity securities for other retiree plan assets include Company stock, net of Series B ESOP debt of $2,809 and $2,932 as of June 30, 2008 and 2007, respectively.

Our investment objective for defined benefit retirement plan assets is to meet the plans’ benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans’ future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers’ performance relative to the investment guidelines established with each investment manager.

Cash Flows. Management’s best estimate of cash requirements for the defined benefit retirement plans and other retiree benefit plans for the year ending June 30, 2009, is $575 and $22, respectively. For the defined benefit retirement plans, this is comprised of $180 in expected benefit payments from the

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Company directly to participants of unfunded plans and $395 of expected contributions to funded plans. For other retiree benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.

Total benefit payments expected to be paid to participants, which include payments funded from the Company’s assets, as discussed above, as well as payments paid from the plans, are as follows:

Years ending June 30	Pension Benefits	Other Retiree Benefits
EXPECTED BENEFIT PAYMENTS
2009	$500	$204
2010	505	222
2011	518	240
2012	520	256
2013	537	271
2014-2018	2,974	1,590

Employee Stock Ownership Plan

We maintain the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.

The ESOP borrowed $1.0 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the U.S. DC plan. Principal and interest requirements of the borrowing were paid by the Trust from dividends on the preferred shares and from advances provided by the Company. The original borrowing of $1.0 billion has been repaid in full, and advances from the Company of $197 remain outstanding at June 30, 2008. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was equal to the common stock dividend of $1.45 per share. The liquidation value is $6.82 per share.

In 1991, the ESOP borrowed an additional $1.0 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares, net of the ESOP’s debt, are considered plan assets of the Other Retiree Benefits plan discussed above. Debt service requirements are funded by preferred stock dividends, cash contributions and advances provided by the Company, of which $194 is outstanding at June 30, 2008. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was equal to the common stock dividend of $1.45 per share. The liquidation value is $12.96 per share.

As permitted by SOP 93-6, “Employers Accounting for Employee Stock Ownership Plans,” we have elected, where applicable, to continue our practices, which are based on SOP 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans.” ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 5) with an offset to the Reserve for ESOP debt retirement, which is presented within Shareholders’ Equity. Advances to the ESOP by the Company are recorded as an increase in the Reserve for ESOP Debt Retirement. Interest incurred on the ESOP debt is recorded as interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to retained earnings.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

The series A and B preferred shares of the ESOP are allocated to employees based on debt service requirements, net of advances made by the Company to the Trust. The number of preferred shares outstanding at June 30 was as follows:

Shares in thousands	2008	2007	2006
Allocated	58,557	60,402	61,614
Unallocated	18,665	20,807	23,125

TOTAL SERIES A	77,222	81,209	84,739

Allocated	21,134	21,105	21,733
Unallocated	43,618	44,642	45,594

TOTAL SERIES B	64,752	65,747	67,327

For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception.

In connection with the Gillette acquisition, we assumed the Gillette ESOP, which was established to assist Gillette employees in financing retiree medical costs. These ESOP accounts are held by participants and must be used to reduce the Company’s other retiree benefit obligations. Such accounts reduced our obligation by $201 at June 30, 2008.

NOTE 10 INCOME TAXES

Under SFAS 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

Earnings from continuing operations before income taxes consisted of the following:

Years ended June 30	2008	2007	2006
United States	$8,696	$8,692	$7,077
International	6,936	5,572	5,003

TOTAL	15,632	14,264	12,080

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

The provision for income taxes on continuing operations consisted of the following:

Years ended June 30	2008	2007	2006
CURRENT TAX EXPENSE
U.S. federal	$860	$2,511	$1,844
International	1,546	1,325	1,702
U.S. state and local	214	112	168

	2,620	3,948	3,714

DEFERRED TAX EXPENSE
U.S. federal	1,267	231	226
International and other	(53)	22	(338)

	1,214	253	(112)

TOTAL TAX EXPENSE	3,834	4,201	3,602

A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate on continuing operations is provided below:

Years ended June 30	2008	2007	2006
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Country mix impacts of foreign operations	-6.8%	-4.5%	-3.7%
Income tax reserve adjustments	-3.2%	-0.3%	-1.5%
Other	-0.5%	-0.7%	0.0%

EFFECTIVE INCOME TAX RATE	24.5%	29.5%	29.8%

Income tax reserve adjustments represent changes in estimated exposures related to prior year tax positions.

As discussed in Note 1, on July 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). The adoption of FIN 48 resulted in a decrease to retained earnings as of July 1, 2007, of $232, which was reflected as a cumulative effect of a change in accounting principle, with a corresponding increase to the net liability for unrecognized tax benefits. The impact primarily reflects the accrual of additional statutory interest and penalties as required by FIN 48, partially offset by adjustments to existing unrecognized tax benefits to comply with FIN 48 measurement principles. The implementation of FIN 48 also resulted in a reduction in our net tax liabilities for uncertain tax positions related to prior acquisitions accounted for under purchase accounting, resulting in an $80 decrease to goodwill. Additionally, the Company historically classified unrecognized tax benefits in current taxes payable. As a result of the adoption of FIN 48, unrecognized tax benefits not expected to be paid in the next 12 months were reclassified to other noncurrent liabilities.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

BALANCE AT JULY 1, 2007	$2,971
Increases in tax positions for prior years	164
Decreases in tax positions for prior years	(576)
Increases in tax positions for current year	375
Settlements with taxing authorities	(260)
Lapse in statute of limitations	(200)
Currency translation	108

BALANCE AT JUNE 30, 2008	2,582

Included in the total unrecognized tax benefits is $1,563 that, if recognized, would impact the effective tax rate in future periods.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties as of June 30, 2008, were $656 and $155, respectively, and are not included in the above table. During the fiscal year ended June 30, 2008, we recognized $213 and $35 in interest and penalties, respectively.

The Company is present in over 140 taxable jurisdictions, and at any point in time, has 30-40 audits underway at various stages of completion. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. The Company has made a concerted effort to bring its audit inventory to a more current position. We have done this by working with tax authorities to conduct audits for several open years at once. We have tax years open ranging from 1997 and forward. We have $318 related to uncertain tax positions classified as current, for which we expect settlement to be made in the next 12 months. For the remaining uncertain tax positions, it is difficult at this time to estimate the timing of the resolution. In addition, we are generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While we do not expect material changes, it is possible that the amount of unrecognized benefit with respect to our uncertain tax positions will significantly increase or decrease within the next 12 months related to the audits described above. At this time we are not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.

Tax benefits credited to shareholders’ equity totaled $1,823 and $1,066 for the years ended June 30, 2008 and 2007, respectively. These primarily relate to the tax effects of net investment hedges, excess tax benefits from the exercise of stock options and the impacts of certain adjustments to pension and other retiree benefit obligations recorded in shareholders’ equity, including the impact of adopting SFAS 158 in 2007.

We have undistributed earnings of foreign subsidiaries of approximately $21 billion at June 30, 2008, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Deferred income tax assets and liabilities were comprised of the following:

June 30	2008	2007
DEFERRED TAX ASSETS
Stock-based compensation	$1,082	$1,132
Unrealized loss on financial and foreign exchange Transactions	1,274	723
Pension and postretirement benefits	633	560
Loss and other carryforwards	482	439
Advance payments	302	183
Goodwill and other intangible assets	267	249
Accrued marketing and promotion expense	125	161
Accrued interest and taxes	123	—
Inventory	114	95
Fixed assets	100	85
Other	1,048	1,119
Valuation allowances	(173)	(190)

TOTAL	5,377	4,556

DEFERRED TAX LIABILITIES
Goodwill and other intangible assets	$12,371	$12,102
Fixed assets	1,847	1,884
Other	151	132

TOTAL	14,369	14,118

Net operating loss carryforwards were $1,515 and $1,442 at June 30, 2008 and 2007, respectively. If unused, $629 will expire between 2009 and 2028. The remainder, totaling $886 at June 30, 2008, may be carried forward indefinitely.

NOTE 11 COMMITMENTS AND CONTINGENCIES

Guarantees

In conjunction with certain transactions, primarily divestitures, we may provide routine indemnifications (e.g., indemnification for representations and warranties and retention of previously existing environmental, tax and employee liabilities) of which terms range in duration and in some circumstances are not explicitly defined. The maximum obligation under some indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss on any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.

In certain situations, we guarantee loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Off-Balance Sheet Arrangements

We do not have off-balance sheet financing arrangements, including variable interest entities, under FIN 46(R), “Consolidation of Variable Interest Entities,” that have a material impact on our financial statements.

Purchase Commitments

We have purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows: 2009 - $1,205; 2010 - $917; 2011 - $745; 2012 - $688; 2013 - $408; and $363 thereafter. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Approximately 35% of our purchase commitments relate to service contracts for information technology, human resources management and facilities management activities that were outsourced in recent years. Due to the proprietary nature of many of our materials and processes, certain supply contracts contain penalty provisions for early termination. We do not expect to incur penalty payments under these provisions that would materially affect our financial position, results of operations or cash flows.

Operating Leases

We lease certain property and equipment for varying periods. Future minimum rental commitments under noncancelable operating leases are as follows: 2009 - $299; 2010 - $288; 2011 - $240; 2012 - $196; 2013 - $185; and $448 thereafter. Operating lease obligations are shown net of guaranteed sublease income.

Litigation

We are subject to various legal proceedings and claims arising out of our business which cover a wide range of matters such as governmental regulations, antitrust and trade regulations, product liability, patent and trademark matters, income taxes and other actions.

Recently, the Company became subject to a variety of investigations into potential competition law violations in the European Union, including investigations initiated in the fourth quarter of fiscal 2008 by the European Commission with the assistance of the national authorities from a variety of countries. We believe these matters involve a number of other consumer products companies and/or retail customers. The Company’s policy is to comply with all laws and regulations, including all antitrust and competition laws. Competition and antitrust law inquiries often continue for several years and, if violations are found, can result in substantial fines. At this point, no significant formal claims have been made against the Company or any of our subsidiaries in connection with any of the above inquiries. We cannot at this time predict the final financial impact of these competition law issues. However, the ultimate resolution of these matters could result in fines or other costs that could materially impact future results. As these matters evolve we will, if necessary, recognize the appropriate reserves.

With respect to other litigation and claims, while considerable uncertainty exists, in the opinion of management and our counsel, the ultimate resolution of the various lawsuits and claims will not materially affect our financial position, results of operations or cash flows.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

We are also subject to contingencies pursuant to environmental laws and regulations that in the future may require us to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, we do not believe the ultimate resolution of environmental remediation will have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 12 SEGMENT INFORMATION

Effective July 1, 2007, we made a number of changes to our organizational structure and certain of our key leadership positions. These resulted in changes to our Global Business Units (GBU) and reporting segment structure. The following discussion and segment information reflect the organizational changes for all periods presented. We are organized under three Global Business Units as follows:

•

The Beauty GBU includes the Beauty and the Grooming businesses. The Beauty business is comprised of cosmetics, deodorants, prestige fragrances, hair care, personal cleansing and skin care. The Grooming business includes blades and razors, electric hair removal devices, face and shave products and home appliances.

•

The Health and Well-Being GBU includes the Health Care and the Snacks and Pet Care businesses. The Health Care business includes feminine care, oral care, personal health care and pharmaceuticals. The Snacks and Pet Care business includes pet food and snacks.

•

The Household Care GBU includes the Fabric Care and Home Care as well as the Baby Care and Family Care businesses. The Fabric Care and Home Care business includes air care, batteries, dish care, fabric care and surface care. The Baby Care and Family Care business includes baby wipes, bath tissue, diapers, facial tissue and paper towels.

Under U.S. GAAP, we have six reportable segments: Beauty; Grooming; Health Care; Snacks and Pet Care; Fabric Care and Home Care; and Baby Care and Family Care. The accounting policies of the businesses are generally the same as those described in Note 1. Differences between these policies and U.S. GAAP primarily reflect: income taxes, which are reflected in the businesses using applicable blended statutory rates; the recording of fixed assets at historical exchange rates in certain high-inflation economies; and the treatment of certain unconsolidated investees. Certain unconsolidated investees are managed as integral parts of our business units for management reporting purposes. Accordingly, these partially owned operations are reflected as consolidated subsidiaries in segment results, with 100% recognition of the individual income statement line items through before-tax earnings. Eliminations to adjust these line items to U.S. GAAP are included in Corporate. In determining after-tax earnings for the businesses, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest, and apply statutory tax rates. Adjustments to arrive at our effective tax rate are also included in Corporate.

Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the businesses, as well as eliminations to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level along with the elimination of individual revenues and expenses generated by certain unconsolidated investees discussed in the preceding paragraph over which we exert significant influence, but do not control. Operating elements also comprise certain employee benefit costs, the costs of certain restructuring-type activities to maintain a competitive cost

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

structure including manufacturing and workforce rationalization and other general corporate items. The non-operating elements primarily include interest expense, divestiture gains and interest and investing income. In addition, Corporate includes the historical results of certain divested businesses, including certain Gillette brands that were divested in 2006 as required by the regulatory authorities in relation to the Gillette acquisition. Corporate assets primarily include cash, investment securities and all goodwill.

We had net sales in the U.S. of $31.3 billion, $30.3 billion and $28.0 billion for the years ended June 30, 2008, 2007 and 2006, respectively. Assets in the U.S. totaled $73.8 billion and $73.5 billion as of June 30, 2008 and 2007, respectively.

Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for 15% of consolidated net sales in 2008, 2007 and 2006.

Global Segment Results		Net Sales	Earnings from Continuing Operations Before Income Taxes	Net Earnings from Continuing Operations	Depreciation and Amortization	Total Assets	Capital Expenditures
BEAUTY GBU
BEAUTY (1)	2008	$19,515	$3,528	$2,730	$454	$12,260	$465
	2007	17,889	3,440	2,611	419	11,140	431
	2006	16,687	3,262	2,412	380	10,081	384
GROOMING (1)	2008	8,254	2,299	1,679	739	27,406	305
	2007	7,437	1,895	1,383	729	27,767	314
	2006	5,114	1,176	846	573	28,994	361
HEALTH AND WELL-BEING GBU
HEALTH CARE (1)	2008	14,578	3,746	2,506	441	10,597	450
	2007	13,381	3,365	2,233	439	9,512	374
	2006	11,831	2,785	1,829	374	9,636	341
SNACKS AND PET CARE	2008	3,204	409	261	102	1,651	78
	2007	2,985	381	244	121	1,570	94
	2006	2,986	381	233	122	1,517	107
HOUSEHOLD CARE GBU
FABRIC CARE AND HOME CARE (1)	2008	23,714	5,060	3,411	599	13,708	763
	2007	21,355	4,636	3,119	567	12,113	706
	2006	18,802	3,884	2,596	517	11,252	587
BABY CARE AND FAMILY CARE	2008	13,898	2,700	1,728	612	8,102	763
	2007	12,726	2,291	1,440	671	7,731	769
	2006	11,972	2,071	1,299	612	7,339	739
CORPORATE (1)(2)	2008	(1,415)	(2,110)	(517)	181	70,268	222
	2007	(941)	(1,744)	(967)	135	68,181	257
	2006	(668)	(1,479)	(737)	8	66,876	148
TOTAL COMPANY (1)	2008	81,748	15,632	11,798	3,128	143,992	3,046
	2007	74,832	14,264	10,063	3,081	138,014	2,945
	2006	66,724	12,080	8,478	2,586	135,695	2,667

(1)	2006 data includes Gillette results for the nine months ended June 30, 2006.

(2)	The Corporate reportable segment includes the total assets and capital expenditures of the coffee business.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 13 SUBSEQUENT EVENT

In November 2008, the Company completed the divestiture of its coffee business through the merger of its Folgers coffee subsidiary into The J.M. Smucker Company (Smucker) in an all-stock reverse Morris Trust transaction. In connection with the merger, 38.7 million shares of common stock of the Company were tendered by shareholders and exchanged for all shares of Folgers common stock, resulting in an increase of treasury stock of $2,466. Pursuant to the merger, a Smucker subsidiary merged with and into Folgers and Folgers became a wholly owned subsidiary of Smucker. The Company recorded an after tax gain on the transaction of $2,011, or $0.63 per share.

The coffee business had historically been part of the Company’s Snacks, Coffee and Pet Care reportable segment, as well as the coffee portion of the P&G Professional (PGP) business which is included in the Fabric Care and Home Care segment. In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the historical results of Folgers are presented as discontinued operations and, as such, have been excluded from continuing operations and segment results for all years presented. Following is selected financial information included in net earnings from discontinued operations for the coffee business:

Years Ended June 30	2008	2007	2006
Net Sales	$1,754	$1,644	$1,497

Earnings from discontinued operations before income taxes	$446	$447	$332
Income tax expense	(169)	(170)	(126)

Net earnings from discontinued operations	$277	$277	$206

NOTE 14 QUARTERLY RESULTS (UNAUDITED)

Quarters Ended		Sept 30	Dec 31	Mar 31	Jun 30	Total Year
NET SALES	2007 - 2008	$19,799	$21,038	$20,026	$20,885	$81,748
	2006 - 2007	18,424	19,225	18,308	18,875	74,832
OPERATING INCOME	2007 - 2008	$4,298	$4,590	$4,013	$3,736	$16,637
	2006 - 2007	3,979	4,218	3,517	3,289	15,003
GROSS MARGIN	2007 - 2008	53.2%	52.3%	51.7%	49.4%	51.6%
	2006 - 2007	53.1%	53.3%	51.9%	51.1%	52.3%
NET EARNINGS:
Earnings from continuing operations	2007 - 2008	$3,004	$3,194	$2,650	$2,950	$11,798
Earnings from continuing operations	2006 - 2007	2,652	2,779	2,433	2,199	10,063
Earnings from discontinued operations	2007 - 2008	75	76	60	66	277
Earnings from discontinued operations	2006 - 2007	46	83	79	69	277
Net earnings	2007 - 2008	3,079	3,270	2,710	3,016	12,075
Net earnings	2006 - 2007	2,698	2,862	2,512	2,268	10,340
DILUTED NET EARNINGS PER COMMON SHARE:
Earnings from continuing operations	2007 - 2008	$0.90	$0.96	$0.80	$0.90	$3.56
Earnings from continuing operations	2006 - 2007	0.78	0.82	0.72	0.65	2.96
Earnings from discontinued operations	2007 - 2008	0.02	0.02	0.02	0.02	0.08
Earnings from discontinued operations	2006 - 2007	0.01	0.02	0.02	0.02	0.08
Diluted net earnings per common share	2007 - 2008	0.92	0.98	0.82	0.92	3.64
Diluted net earnings per common share	2006 - 2007	0.79	0.84	0.74	0.67	3.04

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

FINANCIAL SUMMARY (UNAUDITED)

Amounts in millions, except per share amounts	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998
Net Sales	$81,748	$74,832	$66,724	$55,292	$50,128	$42,133	$38,965	$37,855	$38,545	$36,710	$35,588
Gross Margin	42,212	39,173	34,549	28,213	25,709	20,570	18,547	16,473	17,854	16,394	15,543
Operating Income	16,637	15,003	12,916	10,026	9,019	6,931	5,672	3,976	5,457	5,885	5,342
Earnings from Continuing Operations	11,798	10,063	8,478	6,648	5,930	4,554	3,663	2,437	3,225	3,513	3,322
Earnings from Discontinued Operations	277	277	206	275	226	234	247	175	138	170	150
Net Earnings	12,075	10,340	8,684	6,923	6,156	4,788	3,910	2,612	3,363	3,683	3,472
Net Earnings Margin from Continuing Operations	14.4%	13.4%	12.7%	12.0%	11.8%	10.8%	9.4%	6.4%	8.4%	9.6%	9.3%
Basic Net Earnings per Common Share:
Earnings from continuing operations	$3.77	$3.13	$2.72	$2.59	$2.25	$1.71	$1.36	$0.89	$1.19	$1.28	$1.19
Earnings from discontinued operations	0.09	0.09	0.07	0.11	0.09	0.09	0.10	0.07	0.05	0.07	0.06
Basic Net Earnings per Common Share	3.86	3.22	2.79	2.70	2.34	1.80	1.46	0.96	1.24	1.35	1.25
Diluted Net Earnings per Common Share:
Earnings from continuing operations	$3.56	$2.96	$2.58	$2.43	$2.12	$1.62	$1.30	$0.86	$1.13	$1.21	$1.13
Earnings from discontinued operations	0.08	0.08	0.06	0.10	0.08	0.08	0.09	0.06	0.04	0.06	0.05
Diluted Net Earnings per Common Share	3.64	3.04	2.64	2.53	2.20	1.70	1.39	0.92	1.17	1.27	1.18
Dividends per Common Share	1.45	1.28	1.15	1.03	0.93	0.82	0.76	0.70	0.64	0.57	0.51
Restructuring Program Charges (1)	$—	$—	$—	$—	$—	$751	$958	$1,850	$814	$481	$—
Research and Development Expense	2,212	2,100	2,060	1,926	1,782	1,641	1,572	1,751	1,880	1,709	1,531
Advertising Expense	8,583	7,850	7,045	5,850	5,401	4,406	3,696	3,654	3,828	3,471	3,565
Total Assets	143,992	138,014	135,695	61,527	57,048	43,706	40,776	34,387	34,366	32,192	31,042
Capital Expenditures (2)	3,046	2,945	2,667	2,181	2,024	1,482	1,679	2,486	3,018	2,828	2,559
Long-Term Debt	23,581	23,375	35,976	12,887	12,554	11,475	11,201	9,792	9,012	6,265	5,774
Shareholders’ Equity	69,494	66,760	62,908	18,475	18,190	17,025	14,415	12,560	12,673	12,352	12,493

(1)	Restructuring program charges, on an after-tax basis, totaled $538, $706, $1,475, $688 and $285 for 2003, 2002, 2001, 2000 and 1999, respectively.

(2)	Capital expenditures include the coffee business